EXHIBIT 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-158705) and related Prospectus of Icahn Enterprises L.P. for the registration of depositary units, preferred units, debt securities, warrants, and guarantees of debt securities and to the incorporation by reference therein of our report dated March 31, 2010, with respect to the consolidated financial statements of Tropicana Entertainment Holdings, LLC for the year ended December 31, 2009, which is included in Icahn Enterprises L.P.’s  Form 8-K/A  dated April 13, 2010 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Las Vegas, Nevada
April 13, 2010